Exhibit 99.1
Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D or Schedule 13G, as appropriate, and any respective amendments thereto which may be deemed necessary pursuant to Regulation 13D-G under the Exchange Act, with respect to the units representing limited partner interests in Legacy Reserves LP. This Joint Filing Agreement shall be included as an exhibit to such filing or filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of this 17th day of February, 2009.

MORIAH RESOURCES, INC.

By:	/s/ Dale A. Brown Name: Dale A. Brown
Title: President

MORIAH PROPERTIES, LTD.

By:	Moriah Resources, Inc.,
its general partner

By:	/s/ Dale A. Brown Name: Dale A. Brown
Title: President

DALE A. BROWN

/s/ Dale A. Brown

CARY D. BROWN

/s/ Cary D. Brown